Exhibit 99.1

NEWS RELEASE for May 11, 2006
Contact: Dina Masi, CFO
         Integrated BioPharma, Inc.
         888.319.6962
         d.masi@ibiopharma.com


               Integrated BioPharma Reports Third Quarter Results


Hillside, N.J., May 11, 2006--Integrated BioPharma, Inc. (AMEX:INB) reported financial results today for the three and nine month periods ended March 31, 2006. Third quarter revenues increased approximately 46% to $12,936,092 from $8,868,295 for the same period in 2005. Third quarter total advertising expenses, year to year, increased from $436,000 to $2.1 million, of which $1.3 million, representing direct advertising expenses, were treated for accounting purposes as a reduction of revenues. Before giving effect to such reduction, revenues from sales increased 56% above the same period in 2005. The increase in sales is primarily attributable to increased sales of our branded proprietary nutraceutical products from $4.6 million in the three months ended March 31, 2005 to $7.9 million in the three months ended March 31, 2006, an increase of 72.6%. Revenues for the nine months ended March 31, 2006 increased approximately 91% to $40.7 million from $21.3 million a year ago. The increase in sales in our branded proprietary nutraceutical products accounted for 92% of the increase in revenues or $17.9 million in the nine month period ended March 31, 2006 over the comparable 2005 period. These sales were net of direct advertising expenses of approximately $2.9 million and $441,000 in the nine month periods ended March 31, 2006 and 2005, respectively.

Operating income for the three months ended March 31, 2006 increased by $988,500 to $67,600 compared to an operating loss of ($921,000) for the three months ended March 31, 2005, an increase of 107.3%. Net loss applicable to common shareholders for the quarter was ($779,280), or ($0.06) per diluted share, compared with net income applicable to common shareholders of $792,861, or $0.05 per diluted share, for the same period in 2005, which included non-recurring income of $2.5 million relating to settlement of a lawsuit.

Operating income for the nine months ended March 31, 2006 increased to $3.4 million compared to an operating loss of ($5.3) million for the nine months ended March 31, 2005. For the nine months ended March 31, 2006, INB reported net income applicable to common shareholders of $1.1 million, or $0.07 per diluted share, compared with a net loss of ($4.9) million, or $(0.39) per diluted share, for the same period in 2005, which included non-recurring income of $2.5 million relating to settlement of a lawsuit.

Net income (loss) applicable to common shareholders is calculated after cash Preferred Stock dividends of $117,648 and $364,662 and non-cash Preferred Stock deemed dividends of $671,143 and $1,837,143 for the three and nine months ended March 31, 2006, respectively and after cash Preferred Stock dividends of $120,822 and $367,836 and non-cash Preferred Stock deemed dividends of $583,000 and $1,749,000 for the three and nine months ended March 31, 2005, respectively.


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E. Gerald Kay, Chief Executive Officer of INB, said, "In this quarter, we continued to add products to our branded proprietary nutraceutical product line and increased our direct and indirect advertising support of the expanded product line in order to increase sales and increase in our customer base. After initial success in the club stores, we have been adding other chain retail distribution channels to our program so that our products will be readily available in various sizes and forms to our growing customer base."

Financial Results for the three and nine months ended March 31, 2006:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                           Three months ended                 Nine months ended
                                                                March 31,                           March 31,
                                                      -----------------------------      ------------------------------

                                                          2006             2005              2006             2005
                                                      ------------     ------------      ------------      ------------

Total Revenue                                         $ 12,936,092     $  8,868,295      $ 40,691,493      $ 21,286,889
Cost of sales                                            8,642,898        6,749,833        26,087,232        18,508,770
                                                      ------------     ------------      ------------      ------------
Gross profit                                             4,293,194        2,118,462        14,604,261         2,778,119
Selling and administrative expenses                      4,225,559        3,039,363        11,186,911         8,043,650
                                                      ------------     ------------      ------------      ------------
Operating income (loss)                                     67,635        (920,901)         3,417,350       (5,265,531)
Gain on settlement of lawsuit                                    -        2,475,322                 -         2,475,322
Other income (expense)                                    (50,118)            7,484         (146,744)            47,364
                                                      ------------     ------------      ------------      ------------
Income (loss) before income taxes
and minority interest                                       17,517        1,561,905         3,270,606       (2,742,845)
Federal and state income taxes                              30,155           65,230            95,769            42,357
                                                      ------------     ------------      ------------      ------------
Net income (loss) before minority interest                (12,638)        1,496,675         3,174,837       (2,785,202)
Minority interest                                           22,149                8           139,265          (20,978)
                                                      ------------     ------------      ------------      ------------
Net income (loss)                                            9,511        1,496,683         3,314,102       (2,806,180)
Non-cash deemed dividend from beneficial conversion
feature of Series B Preferred stock dividend (1)         (671,143)        (583,000)       (1,837,143)       (1,749,000)
Series B Preferred stock dividend (2)                    (117,648)        (120,822)         (364,662)         (367,836)
                                                      ------------     ------------      ------------      ------------
Net income (loss) applicable to common shareholders   $  (779,280)     $    792,861      $  1,112,297      $(4,923,016)
                                                      ============     ============      ============      ============
Diluted                                               $     (0.06)     $       0.05      $       0.07      $     (0.39)
                                                      ============     ============      ============      ============
Weighted average common shares outstanding
 - assuming dilution                                    12,798,048       16,620,446        15,381,312        12,589,920
                                                      ============     ============      ============      ============


(1) Represents non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.

(2)  Represents 7% dividend on Series B redeemable convertible preferred stock.

About Integrated BioPharma, Inc. (INB)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects. Further information on potential risk factors that could affect the Company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.